Exhibit 99.1

Par Pacific Announces Closing of Hawaii Renewables Joint Venture

HOUSTON, October 21, 2025 – Par Pacific Holdings, Inc. (including its subsidiaries and affiliates, “Par Pacific”) today announced the successful closing of Hawaii Renewables, LLC (“Hawaii Renewables”), a joint venture to construct a renewable fuels facility (the “Renewable Fuels Facility”) and produce renewable fuels at Par Pacific’s refinery in Kapolei, Hawaii. Mitsubishi Corporation and ENEOS Corporation, through Alohi Renewable Energy LLC, acquired a 36.5% equity stake in Hawaii Renewables in exchange for cash consideration of $100 million. Par Pacific retained the remaining interest and will complete and operate the Renewable Fuels Facility through its affiliate, Par Hawaii Refining, LLC.

The Renewable Fuels Facility is expected to be completed by the end of the year and will be the state’s largest renewable fuels manufacturing facility, producing approximately 61 million gallons per year of renewable diesel, sustainable aviation fuel, renewable naphtha and low carbon liquified petroleum gases.

About Par Pacific

Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, is a growing energy company providing both renewable and conventional fuels to the western United States. Par Pacific owns and operates 219,000 bpd of combined refining capacity across four locations in Hawaii, the Pacific Northwest and the Rockies, and an extensive energy infrastructure network, including 13 million barrels of storage, and marine, rail, rack, and pipeline assets. In addition, Par Pacific operates the Hele retail brand in Hawaii and the “nomnom” convenience store chain in the Pacific Northwest. Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

Forward-Looking Statements

This news release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, without limitation, statements about the expected completion date, size and production of the Renewable Fuels Facility. There can be no assurances that Par Pacific will be successful in its renewable fuels production efforts, which are subject to various risks and uncertainties. We cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. We do not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. We further expressly disclaim any written or oral statements made by a third party regarding the subject matter of this news release.

Investor Contact:

Ashimi Patel Vitter

VP, Investor Relations & Sustainability

+1 (832) 916-3355

apatel@parpacific.com